Exhibit 99.1
GLG PARTNERS TO ACQUIRE
SOCIẾTẾ GẾNẾRALE ASSET MANAGEMENT UK
New York, December 19, 2008 — GLG Partners, Inc. (“GLG”) (NYSE: GLG), a leading alternative asset manager, today announced that it entered into an agreement with Société Générale Asset Management to acquire Société Générale Asset Management UK (“SGAM UK”), Société Générale’s UK long only asset management business, for cash. The transaction is expected to close in the second half of Q1 2009.
Under the terms of the deal, GLG will acquire SGAM UK’s operations, which had approximately $8.2 billion of assets under management as of November 30, 2008 and its investment and support staff, based primarily in London. GLG will act as a sub-adviser to SGAM UK until the scheduled closure of the transaction.
The acquisition is expected to be earnings accretive in 2009 and will bring added scale and breadth to GLG’s existing long only strategies and new distribution channels for GLG’s alternative strategies. Specifically, the transaction will complement GLG’s existing long only offerings in the UK and Europe and add new capabilities directed at Japan, the Middle East and North Africa. Additionally, GLG expects to have a distribution agreement with Société Générale covering GLG’s existing alternative and long only offerings.
Noam Gottesman, Chairman and Co-CEO commented, “The acquisition of SGAM UK further develops our asset management offering, adding a number of complementary long only strategies to our existing portfolio range. We continue to look for opportunities to strengthen our business and build our investment franchise.”
Jean-Pierre Mustier, Chairman and CEO of SGAM added, “We believe the combination of SGAM UK and GLG will create a formidable entity which will preserve the future of SGAM UK and the interests of our clients.”
Emmanuel Roman, Co-CEO of GLG commented, “SGAM UK will benefit within GLG from our broad investment management capabilities and infrastructure. Furthermore, we are looking forward to a broader collaboration with Société Générale in the future.”
GLG has been advised by Citi on this transaction.

About GLG:
GLG, one of the largest alternative asset managers in the world, offers its base of long-standing prestigious clients a diverse range of investment products and account management services. GLG’s focus is on preserving client’s capital and achieving consistent, superior absolute returns with low volatility and low correlations to both the equity and fixed income markets. Since its inception in 1995, GLG has built on the roots of its founders in the private wealth management industry to develop into one of the world’s largest and most recognized alternative investment managers, while maintaining its tradition of client-focused product development and customer service. As of September 30, 2008, GLG managed net AUM of over $17.0 billion. For more information please visit www.glgpartners.com.
About SGAM UK:
Launched in the UK in 1998, as part of the Société Générale Group, one of Europe’s leading financial institutions, SGAM UK is a provider of specialist investment strategies to retail and institutional clients. The company offers a number of equity strategies, including UK, European, Global Emerging Markets, Middle East, North Africa, Technology and Japan. As of November 30, 2008, SGAM UK managed approximately $8.2 billion in AUM. Additional information is available at www.sgam.co.uk.
Contacts:
Investors/analysts:

GLG:	Jeffrey Rojek
Chief Financial Officer
+1 212 224 7245
jeffrey.rojek@glgpartners.com

Michael Hodes
Director of Public Markets
+1 212 224 7223
michael.hodes@glgpartners.com

Media:

Finsbury:	Rupert Younger / Talia Druker
+44 (0)20 7251 3801
GLG@finsbury.com

Andy Merrill / Stephanie Linehan
+ 1 212 303 7600
GLG@finsbury.com
SOURCE: GLG Partners, Inc.